Exhibit 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     As independent petroleum engineers, we hereby consent to the use of our name included in this Registration Statement on Form S-4 of PostRock Energy Corporation, including the Joint Proxy Statement/Prospectus and Annexes thereto that is a part of the Registration Statement, and to the reference to our estimates of the estimated quantities of oil and gas reserves and present value of future net reserves of Quest Resource Corporation and Quest Energy Partners, L.P. as of December 31, 2008, 2007, 2006 and 2005, appearing in the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus and Annexes. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
October 2, 2009